                                                   ---------------------------
                                                           OMB APPROVAL
                                                   ---------------------------
                                                   OMB Number:      3235-0145
                                 SCHEDULE 13G      Expires: December 31, 2005
                                                   Estimated average burden
                                (RULE 13d-102)     hours per response......11
                                                   ---------------------------

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
       (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                  Under the Securities Exchange Act of 1934
                            (Amendment No. ______)*




                            Corrpro Companies, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Shares
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   220317101
  -----------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2004
  -----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)


        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 220317101

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     | Joseph W. Rog                                                                                     |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group           N/A                          (a) [   ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     | U.S.A.                                                                                            |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power           484,955                            |
|                               |       |                                                                 |
|             Shares            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power          40,540                            |
|                               |       |                                                                 |
|            Owned by           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power      484,955                            |
|                               |       |                                                                 |
|            Reporting          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power     40,540                            |
|                               |       |                                                                 |
|                               |       |                                                                 |
|---------------------------------------------------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person  525,495                             |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)         5.8%                                    |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

ITEM 1 (a).  Name of Issuer:

             Corrpro Companies, Inc.
             ---------------------------------------------------------------


ITEM 1 (b).  Address of Issuer's Principal Executive Offices:

             1090 Enterprise Dr., Medina, OH 44256
             ---------------------------------------------------------------

ITEM 2 (a).  Name of Person Filing:

             Joseph W. Rog
             ---------------------------------------------------------------


ITEM 2 (b).  Address of Principal Business Office or, if None, Residence:

             2951 Plum Creek Parkway, Medina, OH 44256
             ---------------------------------------------------------------

ITEM 2 (c).  Citizenship:

             U.S.A.
             ---------------------------------------------------------------

ITEM 2 (d).  Title of Class of Securities:

             Common Shares
             ---------------------------------------------------------------

ITEM 2 (e).  CUSIP Number:

             220317101
             ---------------------------------------------------------------

ITEM 3.      IF THIS STATEMENT IF FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
             OR (c), CHECK WHETHER THE PERSON FILING IS A:     Not Applicable

ITEM 4.  OWNERSHIP.


        (a)     Amount beneficially owned: 525,495 shares.
                                          ---------------

        (b)     Percent of class:  5.8%.
                                 ---------
        (c)     Number of shares as to which the person has:

        (i)     Sole power to vote or to direct the vote  484,955.
                                                         ---------

        (ii)    Shared power to vote or to direct the vote  40,540.
                                                           ---------

        (iii)   Sole power to dispose or to direct the disposition of  484,955.
                                                                      ---------

        (iv)    Shared power to dispose or to direct the disposition of  40,540.
                                                                        --------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not Applicable.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.  CERTIFICATIONS.

          Not Applicable.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        2/11/05
                                             ---------------------------------
                                                         (Date)

                                             /s/ Joseph W. Rog
                                             ---------------------------------
                                                        (Signature)

                                                 Joseph W. Rog
                                             ---------------------------------
                                             (Name)